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[LOGO OF KOO KOO ROO, INC.(R)]
                                                                [LOGO OF HAMLET]
11075 SANTA MONICA BLVD.                                   310/479-2080    PHONE
SECOND FLOOR                                               310/479-4221      FAX
LOS ANGELES, CA 90025


FOR IMMEDIATE RELEASE: OCTOBER 9, 1998
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Contact:   Ronald D. Garber
           General Counsel
           Koo Koo Roo, Inc.
           (310) 479-2080


                               KOO KOO ROO, INC.
                               ISSUES STATEMENT

     LOS ANGELES, CA, OCTOBER 9, 1998...KOO KOO ROO, INC. (NASDAQ NMS: KKRO), today announced that it has been notified that the Nasdaq Listing and Hearing Review Council will review the decision by a Nasdaq Listing Qualifications Panel to grant the Company an exception to the Nasdaq Stock Market's $5 per share minimum bid price requirement. This exception was granted in connection with Koo Koo Roo's proposed merger with Family Restaurants, Inc. Among other things, the Review Council will consider whether a temporary exception to the $5 per share minimum bid requirement is more appropriate than the continuing exception, subject to annual review, that was originally granted. Nasdaq has indicated that the Review Council's decision will likely be issued after the January 1999 NASD Board Meeting. An adverse decision may be appealed to the SEC.

     Koo Koo Roo noted that, as previously disclosed, whether or not the proposed merger is consummated, it is still required to meet the Nasdaq Stock market's $1 minimum bid price requirement, that its recent stock price is below such minimum, and that its failure to meet such requirement could result in its Common Stock being delisted. If the proposed merger is consummated, however, the Company is obligated to use its commercially reasonable efforts to maintain its listing on the Nasdaq National Market (or any successor system) or to list the shares of its Common Stock on the New York Stock Exchange or the American Stock Exchange for a period of five years unless in the good faith determination of the Board of Directors the maintenance of such listing is not in the best interests of its stockholders.

     Koo Koo Roo further announced that it recently began contacting stockholders who have not yet voted in connection with the proposed merger with Family Restaurants to urge them to vote their shares as soon as possible. The special meeting is scheduled to be held on October 30, 1998. The Board of Directors of Koo Koo Roo has carefully considered the terms and conditions of the proposed merger and has unanimously determined that the proposed merger is in the best interests of Koo Koo Roo and its stockholders. Stockholders in need of further information or assistance in voting their shares may call MacKenzie Partners toll free at (800) 322-2885.

     Family Restaurants, Inc. operates 266 full-service Mexican restaurants in 29 states, making it the largest operator of full-service Mexican restaurants in the world, both in number of restaurants and annual revenue. Approximately 61% of its restaurants are located in California, Ohio, Pennsylvania, Michigan and Indiana. Family Restaurants, Inc. is also the licensor of 21 restaurants outside the United States.
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Koo Koo Roo, Inc.
October 9, 1998
Page 2

Family Restaurants, Inc.'s restaurants operate primarily under the Chi Chi's, El Torito, and Casa Gallardo concepts.

     Koo Koo Roo, Inc. operates 38 Koo Koo Roo California Kitchen restaurants which are located in California, Florida, and Nevada. Renowned for its proprietary Original Skinless Flame Broiled Chicken, Koo Koo Roo delivers a healthy alternative within the casual dining and take-home meal replacement market. In addition, Koo Koo Roo operates 14 Hamburger Hamlet restaurants in California and in the Washington, D.C. beltway area. A Canadian company in which Koo Koo Roo has a 28% investment also operates three Koo Koo Roo California Kitchen restaurants in Toronto.

     Forward-looking statements and comments in this press release are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934. Such statements relating to, among other things, the prospects for the companies to complete the proposed merger are necessarily subject to risks and uncertainties, some of which are significant in scope and nature. These risks are further discussed in the periodic reports and registration statements filed by Koo Koo Roo, Inc. and Family Restaurants, Inc. from time to time with the Securities and Exchange Commission.

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